Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On June 22, 2011, Joy Global Inc. (“Joy Global”) completed the acquisition of LeTourneau Technologies, Inc. (“LeTourneau”) from Rowan Companies, Inc. (“Rowan”), in accordance with the terms of the Stock Purchase Agreement, dated May 13, 2011, between Joy Global and Rowan (the “Agreement”). Pursuant to the terms of the Agreement, Joy Global purchased from Rowan all of the outstanding shares of LeTourneau for an aggregate amount of $1.1 billion, subject to adjustment as provided in the Agreement. The purchase price was funded in part through available cash resources and a new $500 million credit agreement.

LeTourneau is comprised of three business segments, drilling products, mining equipment and steel products. On August 29, 2011, Joy Global entered into a Stock Purchase Agreement with Cameron International Corporation (“Cameron”). Pursuant to the terms of this Stock Purchase Agreement, Cameron will acquire all of the outstanding shares of LeTourneau Drilling Systems, Inc, for an aggregate amount of $375 million. At the time of closing, LeTourneau Drilling Systems, Inc. will encompass substantially all of the assets and operations of the drilling products business. The financial impact of the business to be divested has been excluded from the Unaudited Pro Forma Combined Condensed Statements of Income presented. Joy Global retained ownership of the mining equipment and steel products businesses.

The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical financial information of Joy Global and LeTourneau for the nine months ended July 29, 2011 to illustrate the estimated effect of the acquisition as if it had occurred as of the beginning of the period presented. The Unaudited Pro Forma Combined Condensed Statements of Income presented includes the period from November 1, 2010 through June 22, 2011 in the LeTourneau and Drilling Products information.

The historical financial information has been adjusted to give effect to pro forma matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Information, the audited historical financial statements of Joy Global, as of and for the year ended October 29, 2010 included its Annual Report on Form 10-K, as well as the audited historical consolidated financial statements of LeTourneau as of and for the year ended December 31, 2010 included as Exhibit 99.1 to the September 2, 2011 Current Report on Form 8-K/A.

The Unaudited Pro Forma Combined Condensed Financial Information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles. The Unaudited Pro Forma Combined Condensed Financial Information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The adjustments that may occur to the preliminary estimates could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Information.

The Unaudited Pro Forma Combined Condensed Financial Information is presented for information purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.

Joy Global Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Nine Months Ended July 29, 2011

	Joy Global	LeTourneau	Drilling Products	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$3,068,613	$545,412	$312,734	$(16,525)	2	$3,284,766
Cost of sales	2,013,615	445,685	273,627	3,618	2	2,189,291
Product development, selling and administrative expenses	438,985	50,201	27,531	4,556	2	466,211
Other income, net	(7,839)	(4,815)	(647)	—		(12,007)

Operating income	623,852	54,341	12,223	(24,699)		641,271
Interest income	11,595	269	3,521	—		8,343
Interest expense	(25,195)	(5,544)	(17,099)	(5,149)	2	(18,789)
Reorganization items	(35)	(8,338)	(5,406)	—		(2,967)

Income from continuing operations before income taxes	610,217	40,728	(6,761)	(29,848)		627,858
Provision for income taxes	174,208	(5,180)	—	12,237	1, 2	181,265

Income from continuing operations	$436,009	$45,908	$(6,761)	$(42,085)		$446,593

Basic earnings per share—continuing operations	$4.16					$4.26

Diluted earnings per share—continuing operations	$4.09					$4.19

Dividends per share	$0.525					$0.525

Weighted average shares outstanding:
Basic	104,803					104,803

Diluted	106,475					106,475

Note: LeTourneau and Drilling Products financial information for the nine months ended June 22, 2011.

Note 1 – Preliminary Purchase Consideration Allocation

The preliminary total consideration for the acquisition was as follows:

(in thousands)
Cash consideration	$1,100,000
Working capital purchase adjustments	(54,346)

$1,045,654

The final purchase consideration amount is pending and is based upon the level of net working capital transferred at closing. The preliminary allocation of the purchase to the assets acquired and liabilities assumed is based upon the estimated fair values at the date of acquisition. The fair values of the assets and liabilities included in the table below are preliminary and subject to change principally as we are currently in the process of obtaining third-party valuations.

The excess of the purchase consideration over the net tangible and identifiable intangible assets is reflected as goodwill. The amount allocated to intangible assets and goodwill for tax purposes is expected to be tax deductible as a result of the election under Section 338(h) (10) of the Internal Revenue Code. The following table summarizes the preliminary estimates of fair value of the assets acquired and the liabilities assumed as of the acquisition date:

(in thousands)	June 22, 2011	Continuing	Discontinued
Assets Acquired:
Cash and cash equivalents	$4,714	$4,714	—
Accounts receivable	57,237	57,237	—
Inventories	199,214	199,214	—
Other current assets	187	187	—
Current assets of discontinued operations	330,268	—	330,268
Property, plant and equipment	85,609	85,609	—
Other intangible assets and Goodwill	488,162	488,162	—
Other non-current assets	535	535	—
Non-current assets of discontinued operations	234,240	—	234,240

Total assets acquired	1,400,166	835,658	564,508
Liabilities Assumed:
Accounts payable	(37,161)	(37,161)	—
Employee compensation and benefits	(10,576)	(10,576)	—
Advance payments and progress billings	(97,228)	(97,228)	—
Other accrued liabilities	(20,039)	(20,039)	—
Current liabilities of discontinued operations	(189,508)	—	(189,508)

Total liabilities assumed	(354,512)	(165,004)	(189,508)

	$1,045,654	$670,654	$375,000

The determination of fair value for acquired intangible assets is currently underway and includes intangible assets consisting of technology, customer relationships, trademarks and backlog. Of the $488 million of intangible assets and goodwill, $232 million has been preliminarily assigned to intangible assets which are being amortized over an average weighted life of twelve years. The determination of the useful life was based upon historical experience, economic factors, and future cash flows of the assets acquired.

Inventories reflect adjustments of $16.5 million to establish the estimated fair market value. Property, plant and equipment reflect an adjustment of $24.1 million to establish the estimated fair market value.

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 40% has been used. This rate is an estimate and does not take into account any possible future tax planning or events that may occur for the combined company. We recognized an estimated deferred tax asset of $1.5 million and an estimated deferred tax liability of $5.3 million related to the tax effect on differences in timing of deductibility and we also adjusted tax expense from earnings of continuing operations of the acquired business to the blended statutory rate.

Note 2 – Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Income

Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of certain intangible assets, property, plant and equipment and the elimination of certain transactions recognized by both parties under the preexisting distributor relationship. Depreciation expense relating to property, plant and equipment and certain technology related intangible amortization is included in costs of sales while the remaining intangible amortization expense is included in product development, selling and administrative expenses. Adjustment also reflects additional interest expense relating to the debt incurred to finance the transaction.

We have not reversed non-recurring acquisition expenses.